UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the

                         Securities Exchange Act of 1934

                                (Amendment No. )



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                            HUB INTERNATIONAL LIMITED
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                (Name of Registrant as Specified In Its Charter)




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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)



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


        Hub International Announces First Quarter 2007 Results
  First Quarter Revenue Increases 28% on 7.2% Organic Revenue Growth


    CHICAGO--(BUSINESS WIRE)--May 1, 2007--Hub International Limited (NYSE: HBG) (TSX: HBG) announced strong growth in revenue and net earnings for the first quarter ended March 31, 2007.

    First quarter 2007 revenue of $171.8 million represented a $37.7 million, or 28%, increase over first quarter 2006 revenue of $134.1 million. First quarter 2007 net earnings of $24.7 million represented an $8.3 million, or 50%, increase over first quarter 2006 net earnings of $16.5 million. First quarter 2007 diluted earnings per share of $0.60 represented a $0.14, or 30%, increase over first quarter 2006 diluted earnings per share of $0.46.

    Quarterly total revenue organic revenue growth was 7.2%. Organic revenue growth calculations for the first quarter of 2007 exclude guaranteed supplemental commission revenue recorded during the first quarter of 2007 that historically would not have been recorded until 2008. Quarterly total organic revenue growth was 8.3% including guaranteed supplemental commission revenue, or 8.7% excluding the impact of foreign exchange. Organic revenue growth is a non-GAAP measurement that describes internal revenue growth from current operations owned at least one year.

    Net earnings include a number of items that can distort comparisons between periods. A reconciliation of these items to a normalized net earnings amount is included in exhibits attached to this press release. Considering these items, normalized first quarter 2007 net earnings of $26.0 million represented a $5.3 million, or 25%, increase over normalized first quarter 2006 net earnings of $20.7 million. Normalized diluted earnings per share were $0.63 and $0.58, respectively, for the first quarter 2007 and 2006.

    First Quarter 2007 Performance Review

    Quarterly total revenue growth of 28% included organic revenue growth of 7.2%, despite most hubs operating in declining rate environments. Commission income growth of 26% included organic commission income growth of 5.3%. Contingent commission and volume override revenue increased 32% including organic contingent commission and volume override revenue growth of 11.5%. Excluding the impact of foreign exchange, organic commission income growth was 5.7%.

    For U.S.-based hubs, quarterly revenue of $130.8 million represented a $35.0 million, or 37%, increase from first quarter 2006 revenue of $95.8 million. Organic commission income growth was 5.8% and organic revenue growth was 8.5%. Including the effect of guaranteed supplemental commission revenue earned during the first quarter of 2007, organic revenue growth was 10.0%.

    For Canadian-based hubs, quarterly revenue of $40.5 million represented a $2.6 million, or 7%, increase from first quarter 2006 revenue of $37.8 million. Organic commission income growth was 3.9% and organic revenue growth was 4.1%. Excluding the impact of foreign exchange, organic commission income and organic revenue growth was 5.3% and 5.5%, respectively. Canadian-based hubs are not presently affected by guaranteed supplemental commission arrangements.

    Quarterly employee cash compensation of $85.4 million represented a $17.0 million, or 25%, increase from first quarter 2006 employee cash compensation of $68.4 million. As a percentage of quarterly revenue, 2007 quarterly employee cash compensation improved 130 basis points to 49.7% from 51.0% for the same period in 2006.

    Quarterly selling, occupancy and administration expense of $27.6 million represented a $5.2 million, or 23%, increase from first quarter 2006 selling, occupancy and administration expense of $22.4 million. First quarter 2007 selling, occupancy and administration expense included approximately $2.6 million of transaction costs related to the Arrangement Agreement pursuant to which the Company would be acquired by funds advised by Apax Partners and Morgan Stanley Principal Investments. As a percentage of quarterly revenue, 2007 quarterly selling, occupancy and administration expense improved 60 basis points to 16.1% from 16.7% for the same period in 2006.

    On a combined basis, quarterly employee cash compensation and selling, occupancy and administration expense improved 200 basis points to 65.8% of revenue from 67.8% of revenue for the same period in 2006.

    Quarterly intangible asset amortization expense of $8.5 million represented a $5.2 million, or 160%, increase over first quarter 2006 intangible asset amortization expense of $3.3 million. This increase is primarily attributable to the impact of acquisitions and a refinement in our amortization methodology for customer relationship and non-competition covenants intangible assets accounted for as a change in accounting estimate.

    First Quarter Highlights

    -- The Company continued its penetration into the southeastern U.S. market by acquiring Hibernia Insurance Agency, an $18 million revenue brokerage located just outside of New Orleans. The Company's acquisition of Hibernia provides it with a strategic platform to expand its operations in the gulf coast region.

    -- The Company expanded its presence in the transportation insurance market by acquiring Vermont-based Coburn Insurance Agency, a $9 million revenue brokerage, as well as a smaller insurance brokerage that specializes in the transportation insurance market in the eastern U.S. The combined strength of these operations, together with the Salt Lake City-based Kaufman transportation insurance brokerage that was acquired during 2006 (collectively operating as Hub International Transportation Insurance Services) will provide increased accessibility to insurance markets and will position Hub as the provider of choice for transportation risks across the U.S.

    -- Quarterly earnings before interest, taxes, depreciation and amortization (EBITDA, a non-GAAP measurement) margin of 34.2% improved 200 basis points from 32.2% for the same period in 2006. EBITDA margin calculations exclude all Talbot earnout compensation and all other non-cash share-based compensation.

    -- Subsequent to March 31, 2007, on April 2, 2007 the Company made the final Talbot earnout payment of $21.8 million in cash. As of April 2, 2007, the Talbot earnout is complete. Compensation expense of $2.0 million, which is not deductible for tax purposes, was charged to earnings through the first quarter of 2007 for the Talbot earnout and will affect year-over-year earnings comparisons through 2008.

    -- Cash and cash equivalents as of March 31, 2007 were $102.5 million, an increase of $3.3 million from December 31, 2006.

    -- Quarterly capital expenditures of $1.9 million represented 1.1% of total revenue, a decrease from the 2.2% experienced during the first quarter of 2006. Management expects full-year 2007 capital expenditures to be approximately 2% of total revenue.

    -- Effective tax rate, excluding the effects of the Talbot earnout expense, was approximately 38% for the first quarter of 2007.

    -- Debt-to-capitalization ratio increased slightly to 19% as of March 31, 2007 from 18% as of December 31, 2006. The Company has $22.0 million outstanding and $63.4 million remaining available under its revolving credit facilities as of March 31, 2007.

    Conference Call and Webcast

    Hub will discuss its financial results and outlook on a conference call scheduled for Tuesday, May 1, 2007 at 10:30 a.m. (EDT), 9:30 a.m.
(CDT). The call is being webcast by Thompson/CCBN and can be accessed at Hub's web site at www.hubinternational.com. The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN's individual investor portal, powered by StreetEvents. Institutional investors can also access the call via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).

    Headquartered in Chicago, IL, Hub International Limited is a leading North American insurance brokerage that provides a broad array of property and casualty, reinsurance, life and health, employee benefits, investment and risk management products and services through offices located in the United States and Canada.

    Important Additional Information will be Filed with Securities
Regulators:

    In connection with the proposed acquisition of Hub by Maple Tree Acquisition Corp., Hub has filed a preliminary proxy statement and will file a definitive proxy statement with the Securities and Exchange Commission and Canadian securities regulators. Hub has also filed a copy of the Arrangement Agreement regarding the proposed acquisition with the Securities and Exchange Commission and Canadian securities regulators. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE ARRANGEMENT AND THE PARTIES THERETO.

    Investors and security holders may obtain a free copy of the definitive proxy statement, when available, the Arrangement Agreement and other documents filed by Hub at the Securities and Exchange Commission's Web site at http://www.sec.gov and at the Canadian securities regulators Web site at http://www.sedar.com. The definitive proxy statement, when available, and such other documents may also be obtained for free from Hub by directing such request to Investor Relations, Hub International Limited, 55 East Jackson Boulevard, Chicago, IL 60604, telephone: (877) 402-6601.

    Hub and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from Hub's shareholders in connection with the proposed transaction. Information concerning the interests of Hub's management who are participating in the solicitation, which may be different than those of Hub shareholders generally, is set forth in Hub's proxy statements and Annual Reports on Form 10-K, filed with the Securities and Exchange Commission and Canadian securities regulators, and in the definitive proxy statement relating to the acquisition when it becomes available.

    Forward Looking Statements:

    This press release may contain "forward-looking statements" as defined in Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that reflect our current expectations regarding our future growth, results of operations, cash flows, performance and business prospects, and opportunities, as well as assumptions made by, and information currently available to, our management. We have used words such as "anticipate," "believe," "expect," "intend," "plan," "project," "will continue," "will likely result," and similar expressions to indicate forward-looking statements. However, these words are not the exclusive means of identifying these forward-looking statements. These statements are based on information currently available to us and are subject to various risks, uncertainties, and other factors that could cause our actual growth, results of operations, financial condition, cash flows, performance and business prospects, and opportunities to differ materially from those expressed in, or implied by, these statements, including, but not limited to: risks associated with implementing our business strategies, identifying and consummating acquisitions, successfully integrating acquired businesses, attaining greater market share, resolution of regulatory issues and litigation, including those related to compensation arrangements with insurance carriers, the possibility that the receipt of contingent compensation from insurance carriers could be prohibited, developing and implementing effective information technology systems, recruiting and retaining qualified employees, fluctuations in the demand for insurance products, fluctuations in the premiums charged by insurance carriers, with corresponding fluctuations in our premium-based revenue, fluctuations in foreign currency exchange rates, any loss of services of key executive officers, industry consolidation, increased competition in the industry, the actual costs of resolution of contingent liabilities, the passage of new federal, state or provincial legislation subjecting our business to regulation in the jurisdictions in which we operate, and those risks discussed in our Annual Report on Form 10-K, particularly under the caption "Risk Factors," filed with the Securities and Exchange Commission and the Canadian securities commissions. These uncertainties and other factors also include, but are not limited to, risks associated with the transaction, including the occurrence of any event, change or other circumstances that could give rise to the termination of the Arrangement Agreement, the inability to complete the transaction due to the failure to obtain shareholder approval or the failure to satisfy other conditions to completion of the transaction, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the transaction, risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the transaction. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Hub's ability to control or predict. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as otherwise expressly required by federal securities laws, we undertake no obligation to update or publicly announce the revision of any of the forward-looking statements contained herein to reflect new information, future events, developments or changed circumstances or for any other reason.


HUB INTERNATIONAL LIMITED
Consolidated Organic Revenue Growth (unaudited)
For the three months ended March 31, 2007
(in thousands of U.S. dollars, except percentages)




               Revenue for the     Increase
               Three Months Ended  2007 vs.     Net            Organic
                   March 31,         2006     Adjust-          Growth
              ------------------- ----------   ments           Exclud-
                                                For              ing
                                              (Acqui-          Foreign
                                             sitions)           Cur-
                                                And    Organic  rency
                                               Dispo-  Growth  Changes
                2007      2006       (%)      sitions    (%)     (%)
              --------- --------- ---------- ----------------- -------
Hub
 Consolidated
-------------
Commission
 Income       $125,487   $99,932         26% $(20,223)    5.3%    5.7%
Contingent
 Commission
 and Volume
 Override
 income         41,158    31,168         32%   (6,395)   11.5%   11.9%
Other Income     5,129     3,011         70%   (1,308)   27.1%   27.5%
              --------- ---------            ---------
 Total
  revenue     $171,774  $134,111         28% $(27,926)    7.2%    7.6%
              ========= =========            =========

U.S.
-------------
Commission
 Income        $95,049   $71,241         33% $(19,577)    5.8%    N/A
Contingent
 Commissions
 and Volume
 Overrides
 income         31,720    22,366         42%   (5,926)   15.3%    N/A
Other Income     4,028     2,189         84%   (1,308)   24.5%    N/A
              --------- ---------            ---------
 Total
  revenue     $130,797   $95,796         37% $(26,811)    8.5%    N/A
              ========= =========            =========

Canada
-------------
Commission
 Income        $30,438   $28,691          6%    $(646)    3.9%    5.3%
Contingent
 Commissions
 and Volume
 Overrides
 income          9,438     8,628          9%     (469)    4.0%    5.2%
Other Income       579       489         18%        -    18.3%   20.0%
              --------- ---------            ---------
 Total
  revenue      $40,455   $37,808          7%  $(1,115)    4.1%    5.5%
              ========= =========            =========

Head Office
-------------
 Total
  revenue         $522      $507
              ========= =========


Notes:
 - We define organic revenue growth as the net increase in revenue as the result of (1) new client accounts, (2) retention and expansion of existing client accounts, and (3) the impact of changes in insurance premium rates. Organic revenue growth excludes the net increase in revenue attributable to net business acquisitions and dispositions during the preceding 12-month period. Organic revenue growth is a non-GAAP measure and should not be considered an alternative to any measure of performance or liquidity promulgated under U.S. GAAP. We believe that organic revenue growth is a particularly meaningful indicator of our financial and operational performance, the effectiveness of our sales initiatives, the long-term sustainability of our profits, and the demand for our products and services.

 - Organic revenue growth calculations for the first quarter of 2007 exclude revenue recorded in connection with guaranteed supplemental commission revenue recorded during the first quarter of 2007 that would historically not have been recorded until 2008. Total guaranteed supplemental commission revenue recorded during the first quarter of 2007 was approximately $1.4 million and was included as a component of "contingent commission and volume override" in our consolidated statements of earnings. Had we included guaranteed supplemental commission revenue in our organic revenue growth calculation, our total consolidated organic revenue growth for the first quarter of 2007 would have been 8.3%, or 8.7% excluding the effects of the weakening of the Canadian dollar as compared to the U.S. dollar, and our total U.S. segment organic revenue growth for the first quarter of 2007 would have been 10.0%.


HUB INTERNATIONAL LIMITED
Consolidated Statements of Earnings Data (unaudited)
For the three months ended March 31, 2007 and 2006
(in thousands of U.S. dollars, except per share amounts)


                                  For the Three Months ended March 31,
                                  ------------------------------------
                                            % of               % of
                                            Total              Total
                                    2007    Revenue   2006    Revenue
                                  ----------------- ------------------

REVENUE:
 Commission income                $125,487      73%  $99,932       75%
 Contingent commission and volume
  override                          41,158      24%   31,168       23%
 Other                               5,129       3%    3,011        2%
                                  ---------         ---------
  Total revenue                    171,774     100%  134,111      100%
                                  ---------         ---------

EXPENSES:
 Compensation (a)                   88,981      52%   74,715       56%
 Selling, occupancy, and
  administration                    27,610      16%   22,448       17%
 Intangible asset amortization       8,504       5%    3,275        2%
 Interest expense                    2,779       2%    3,066        2%
 Depreciation                        2,644       2%    2,142        2%
 Loss on disposal of
  subsidiaries, property and
  equipment, and other assets           91       0%      167        0%
                                  ---------         ---------
  Total operating expenses         130,609      76%  105,813       79%
                                  ---------         ---------

NET EARNINGS BEFORE PROVISION FOR
 INCOME TAXES                       41,165      24%   28,298       21%
PROVISION FOR INCOME TAXES:         16,433      10%   11,832        9%
                                  ---------         ---------

NET EARNINGS                        24,732      14%   16,466       12%
 Dividends in lieu on restricted
  share units                           30       0%       29        0%
 Interest on subordinated
  convertible debentures                 -       0%      475        0%
                                  ---------         ---------
DILUTED NET EARNINGS               $24,762      14%  $16,970       13%
                                  =========         =========

EARNINGS PER SHARE - BASIC:          $0.62             $0.52
                                  =========         =========

EARNINGS PER SHARE - DILUTED:        $0.60             $0.46
                                  =========         =========

WEIGHTED AVERAGE SHARES
 OUTSTANDING:
 Basic                              39,642            31,756
                                  =========         =========
 Diluted                            41,166            36,981
                                  =========         =========

(a) COMPENSATION INCLUDES:
 Employee cash compensation        $85,432      50%  $68,416       51%
 Talbot earnout compensation         1,982       1%    4,664        3%
 Other non-cash share-based
  compensation                       1,567       1%    1,635        1%
                                  ---------         ---------
                                   $88,981      52%  $74,715       56%
                                  =========         =========


HUB INTERNATIONAL LIMITED
Consolidated Balance Sheet Information (unaudited)
As of March 31, 2007 and December 31, 2006
(in thousands of U.S. dollars)

                                            March 31,    December 31,
                                              2007           2006
                                          -------------- -------------
                 ASSETS
CURRENT ASSETS:
 Cash and cash equivalents                     $102,486       $99,213
 Trust cash                                      91,855       112,188
 Accounts and other receivables, net            258,352       283,415
 Deferred income tax assets                       6,402         6,548
 Prepaid expenses                                 7,332         8,212
                                          -------------- -------------
  Total current assets                          466,427       509,576
GOODWILL                                        563,179       528,239
OTHER INTANGIBLE ASSETS, net                    169,785       152,455
PROPERTY AND EQUIPMENT, net                      30,762        30,682
OTHER ASSETS                                      6,268         9,437
                                          -------------- -------------
TOTAL ASSETS                                 $1,236,421    $1,230,389
                                          ============== =============

  LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable and accrued liabilities      $357,481      $413,102
 Income taxes payable                            11,724         5,869
 Current maturities of long-term debt and
  capital leases                                  2,792         3,296
                                          -------------- -------------
  Total current liabilities                     371,997       422,267
LONG-TERM DEBT AND CAPITAL LEASES               159,440       137,341
DEFERRED INCOME TAX LIABILITIES                  17,144        13,285
                                          -------------- -------------
TOTAL LIABILITIES                               548,581       572,893
                                          -------------- -------------

COMMITMENTS AND CONTINGENCIES                         -             -

SHAREHOLDERS' EQUITY:
 Common shares                                  479,487       473,512
 Additional paid-in capital                      25,075        23,789
 Accumulated other comprehensive income          20,959        19,754
 Retained earnings                              162,319       140,441
                                          -------------- -------------
  Total shareholders' equity                    687,840       657,496
                                          -------------- -------------
TOTAL LIABILITIES AND SHAREHOLDERS'
 EQUITY                                      $1,236,421    $1,230,389
                                          ============== =============


HUB INTERNATIONAL LIMITED
Consolidated Cash Flow Information (unaudited)
For the three months ended March 31, 2007 and 2006
(in thousands of U.S. dollars)

                                                  For the Three Months
                                                     ended March 31,
                                                  --------------------
                                                       2007      2006
                                                  ---------- ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net earnings                                       $24,732   $16,466
 Adjustments to reconcile net earnings to net
  cash provided by operating activities:
    Depreciation and amortization expense            11,148     5,417
    Loss on disposal of subsidiaries, property
     and equipment, and other assets                     91       167
    Total compensation for Talbot earnout             1,982     4,664
    Other non-cash share-based compensation           1,567     1,635
    Deferred income taxes                              (364)      155
 Changes in operating assets and liabilities:
    Trust cash                                       22,196    48,655
    Accounts and other receivables, net              35,814    53,495
    Prepaid expenses                                    945       742
    Other assets                                        129       135
    Accounts payable and accrued liabilities        (75,576) (105,420)
    Income taxes payable                              6,124     7,994
                                                  ---------- ---------
      Net cash provided by operating activities:     28,788    34,105
                                                  ---------- ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Business acquisitions, net of cash received        (45,248)   (8,448)
 Business dispositions                                  341     1,174
 Purchase of property and equipment                  (1,902)   (2,904)
 Premium financing receipts                          14,540         -
 Premium financing disbursements                    (13,286)        -
 Other                                                  176       276
                                                  ---------- ---------
      Net cash used in investing activities:        (45,379)   (9,902)
                                                  ---------- ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from (payments of) bank debt                 (876)   75,000
 Proceeds from the issuance of long-term debt        22,000         -
 Payments of long-term debt and capital lease
  obligations                                          (607)   (1,374)
 Proceeds from exercise of stock options              1,504       704
 Tax benefit associated with share-based awards         198        80
 Dividends paid                                      (2,789)   (2,199)
                                                  ---------- ---------
      Net cash provided by financing activities:     19,430    72,211
                                                  ---------- ---------

EFFECT OF FOREIGN CURRENCY EXCHANGE RATE CHANGES
 ON CASH AND CASH EQUIVALENTS:                          434       (32)
                                                  ---------- ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS             3,273    96,382
CASH AND CASH EQUIVALENTS - beginning of period      99,213    70,118
                                                  ---------- ---------
CASH AND CASH EQUIVALENTS - end of period          $102,486  $166,500
                                                  ========== =========


HUB INTERNATIONAL LIMITED
Compensation for Talbot Earnout and Other Non-Cash Share-Based
 Compensation (unaudited)
For the three months ended March 31, 2007 and 2006
(in thousands of U.S. dollars)

Compensation expense recorded in connection with the Talbot earnout includes both cash and non-cash share-based compensation. The Talbot earnout agreement is, in substance, a performance-based contingent compensation agreement, and, thus, the Company has recorded the Talbot earnout payments as a charge to compensation expense over the period in which the payments are earned. Compensation expense incurred in connection with the Talbot earnout is not deductible for income tax purposes. The final Talbot earnout payment of $21.8 million was made on April 2, 2007, in cash. Compensation expense recorded in connection with the Talbot earnout for the three months ended March 31, 2007 and 2006, was as follows:

                                                 For the Three Months
                                                    ended March 31,
                                                 ---------------------
                                                   2007       2006
                                                 ---------- ----------
 Cash-based compensation expense                    $1,982     $1,938
 Non-cash share-based compensation expense               -      2,726
                                                 ---------- ----------
  Total Talbot earnout compensation                 $1,982     $4,664
                                                 ========== ==========


Other non-cash share-based compensation expense, excluding the non-cash share-based portion of the Talbot earnout, recognized during the three months ended March 31, 2007 and 2006, was as follows:

                                                 For the Three Months
                                                    ended March 31,
                                                 ---------------------
                                                   2007       2006
                                                 ---------- ----------
 RSUs                                               $1,563     $1,635
 Common shares issued in connection with
  acquisitions                                           4          -
                                                 ---------- ----------
  Total other non-cash share-based compensation      1,567      1,635
 Tax benefit                                           311        671
                                                 ---------- ----------
  Total other non-cash share-based compensation,
   net of tax                                       $1,256       $964
                                                 ========== ==========


Based on share-based awards issued and outstanding as of March 31, 2007, the Company estimates future non-cash share-based compensation expense to be approximately $19.1 million.


HUB INTERNATIONAL LIMITED
Reconciliation of GAAP Net Earnings and Diluted Net Earnings Per Share
 to Normalized Net Earnings and Diluted Earnings Per Share (unaudited) (in thousands of U.S. dollars, except per share amounts)


                                 For the Three       For the Three
                                   Months ended        Months ended
                                  March 31, 2007      March 31, 2006
                               ------------------- -------------------
                                         Effect on           Effect on
                                          Diluted             Diluted
                                            Net                 Net
                               Effect on  Earnings Effect on  Earnings
                                  Net       Per       Net       Per
                                Earnings   Share    Earnings   Share
                               --------- --------- --------- ---------
Net earnings reported under
 GAAP                           $24,732     $0.60   $16,466     $0.46

 Compensation expense for
  Talbot earnout                  1,982      0.05     4,664      0.13
 Foreign exchange losses
  (gains), net of tax               143         -      (389)    (0.01)
 Guaranteed supplemental
  commission income, net of
  tax                              (829)    (0.02)        -         -

                               --------- --------- --------- ---------
Normalized net earnings and
 diluted earnings per share     $26,028     $0.63   $20,741     $0.58
                               ========= ========= ========= =========

    CONTACT: Hub International Limited
             MEDIA CONTACT:
             W. Kirk James
             Vice President, Secretary and
             Chief Corporate Development Officer
             Phone: 312.279.4881
             Kirk.James@HubInternational.com
             or
             INVESTOR CONTACT:
             John P. Graham
             Vice President, Chief Financial Officer
             Phone: 312.279.4840
             E-mail: John.Graham@HubInternational.com